Exhibit (d)(106)

AMENDMENT TO

MANAGEMENT CONTRACT

between

VARIABLE INSURANCE PRODUCTS FUND IV:

FREEDOM 2010 PORTFOLIO

and

STRATEGIC ADVISERS, INC.

This Amendment dated as of this 19th day of May 2005, by and between Variable Insurance Products Fund IV, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the "Fund"), on behalf of Freedom 2010 Portfolio (hereinafter called the "Portfolio"), and Strategic Advisers, Inc., a Massachusetts corporation (hereinafter called the "Adviser"), as set forth in its entirety below.

WHEREAS, in consideration of Fidelity Management & Research Company's agreement to pay the Adviser's costs incurred hereunder, the parties desire to amend the current Management Contract for the purpose of eliminating the fee paid to the Adviser thereunder.

NOW THEREFORE, the parties hereto agree as follows:

1. Paragraph 3 of the Management Contract is hereby deleted in its entirety and replaced with the following:

"3. The Portfolio shall not pay the Adviser a fee for the services rendered hereunder."

2. In all other respects, the Management Contract is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized and to be delivered under seal, all as of the date written above.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	VARIABLE INSURANCE PRODUCTS FUND IV
on behalf of Freedom 2010 Portfolio

	By	/s/ Christine Reynolds
Christine Reynolds
Treasurer

STRATEGIC ADVISERS, INC.

	By	/s/ Richard A. Spillane, Jr.
Richard A. Spillane, Jr.
President